Exhibit 99.1

APAC Customer Services Announces Second Quarter 2010 Results

  2Q revenue increases 17.2%
  2Q net income of $0.10 per diluted share
  Ends 2Q with $45.4 million in cash and no outstanding borrowings
  Reaffirms guidance for 2010

BANNOCKBURN, Ill.--(BUSINESS WIRE)--August 11, 2010--APAC Customer Services, Inc. (Nasdaq: APAC), a leader in global outsourced services and solutions, today reported financial results for its second fiscal quarter ended July 4, 2010.

Revenue for the 2010 second quarter rose 17.2% to $77.4 million from $66.0 million in the 2009 second quarter. Gross profit for the 2010 second quarter was $16.4 million, or 21.2%, compared to $15.4 million, or 23.3%, in the prior-year period. The Company reported net income of $5.3 million, or $0.10 per diluted share, compared to net income of $7.7 million, or $0.14 per diluted share, in the prior-year quarter. Results for the quarter include $2.8 million in income tax expense versus $0.1 million in the 2009 period, when the Company did not record any federal income tax due to its net operating loss carryforward and other tax credits. Second quarter 2010 EBITDA was $11.1 million compared to $10.8 million in the 2009 second quarter.

Interim CEO Art DiBari commented, “We are delighted that the APAC team has turned in another solid quarter, posting double digit revenue growth and strong bottom line results. This is especially rewarding in light of the challenges that many businesses are facing in the current economy. Our strategy is yielding the consistent performance we planned for, and we continue to work hard to maintain that position.”

Senior Vice President and CFO Andrew Szafran added, “Based upon APAC’s performance in the first half of this year and the opportunities we see ahead of us, we are reiterating the full-year guidance we provided previously. We continue to expect full year revenue to be in the range of $320 million to $330 million and EPS to be in the range of $0.44 - $0.46.”

Debt and Liquidity

As of the end of the 2010 second quarter, the Company had $45.4 million in cash and no outstanding borrowings. Net capital expenditures, including capital leases, during the 2010 second quarter were $1.7 million compared to $2.1 million in the prior-year second quarter and were primarily associated with new business and enhancements to the Company’s IT infrastructure.

Second Quarter 2010 Conference Call

Management of APAC Customer Services will hold a conference call, including a visual presentation on the Company’s website, to discuss financial results on Thursday, August 12, 2010 at 10:00 a.m. Central Time (11:00 am ET). To participate in the live call by telephone, please dial 678-735-7977 or 877-303-5922 and reference APAC’s earnings call. No pass code is required.

The conference call, including the visual presentation, will be available live in the Investor Relations section of APAC Customer Services’ web site at http://www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player). Information regarding the reconciliation of our non-GAAP measures to our GAAP results will be posted on our website at http://www.apaccustomerservices.com.

A replay of the webcast and visual presentation will be accessible through the Company's website for 30 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. Central Time (midnight ET) on Monday, August 16, 2010, by dialing 706-645-9291. The pass code for the replay is #88644859.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (NASDAQ: APAC) is a leading provider of customer care services and solutions to market leaders in healthcare, business services, communications, media & publishing, travel & entertainment, financial services, and technology industries. APAC partners with its clients to deliver custom solutions that enhance bottom-line performance. For more information, call 1-800-OUTSOURCE. APAC's comprehensive web site is at http://www.apaccustomerservices.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the Company and its management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Such statements are based upon the current beliefs and expectations of the Company's management. The Company intends its forward-looking statements to speak only as of the date on which they were made. The Company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

The following factors, among others, could cause the Company’s actual results to differ from historic results or those expressed or implied in the forward-looking statements: its revenue is generated from a limited number of clients and the loss of one or more significant clients or reduction in demand for services could have a material adverse effect on the Company; the performance of its clients and general economic conditions; its financial results depend on the ability to effectively manage production capacity and workforce; the terms of its client contracts; its ability to sustain profitability; its availability of cash flows from operations and compliance with debt covenants and funding requirements under the Company’s credit facility; its ability to conduct business internationally, including managing foreign currency exchange risks; its principal shareholder can exercise significant control over the Company; and its ability to attract and retain qualified employees.

Other reasons that may cause actual results to differ from historic results or those expressed or implied in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2010 and its subsequent filing on Form 10-Q for the fiscal quarter ended April 4, 2010. Our filings are available under the investor relations section of our website at http://www.apaccustomerservices.com and on a website maintained by the SEC at http://www.sec.gov.

About Non-GAAP Financial Information

To supplement our Condensed Consolidated Financial Statements presented in accordance with U.S. GAAP (“GAAP”), we use certain non-GAAP financial information when describing our financial performance. This "non-GAAP financial information" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets or statements of cash flows of a company.

We present EBITDA, which is defined as a non-GAAP financial measure. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. The items excluded from this non-GAAP financial information are significant components of our financial statements and must be considered in performing a comprehensive analysis of our overall financial results.

We believe that this non-GAAP financial information provides meaningful supplemental information and is useful in understanding our results of operations and analyzing of trends because they exclude certain charges. We also believe that non-GAAP financial information is useful to investors and analysts in allowing for greater transparency with respect to the supplemental information used by us in our financial and operational decision-making. In addition, we believe investors, analysts and lenders benefit from referring to non-GAAP information when assessing our performance and expectations of our future performance. However, this information should not be used as a substitute for our GAAP financial information; rather it should be used in conjunction with financial statement information contained in our Condensed Consolidated Financial Statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, we have provided a reconciliation of all non-GAAP financial information to the most directly comparable GAAP financial measure in the accompanying notes to selected financial and statistical data. More information on certain of this non-GAAP financial information can be found in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2010 and its subsequent filing on Form 10-Q for the fiscal quarter ended April 4, 2010.

APAC Customer Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended *			Twenty-Six Weeks Ended*

	July 4,	June 28,	Fav (Unfav)	July 4,	June 28,	Fav (Unfav)
	2010	2009	%	2010	2009	%

Net revenue	$77,386	$66,042	17%	$162,640	$139,288	17%

Cost of services	61,009	50,638	(20)	125,817	105,334	(19)

Gross profit	16,377	15,404	6	36,823	33,954	8

Operating expenses:
Selling, general and administrative expenses
	8,103	7,603	(7)	16,250	15,297	(6)
Legal settlement	7	-	N/M	2,407	4	N/M
Total operating expenses	8,110	7,603	(7)	18,657	15,301	(22)

Operating income	8,267	7,801	6	18,166	18,653	(3)

Other (income) expense	139	(23)	(704)	30	(30)	(200)
Interest (income) expense	(7)	(47)	(85)	(15)	42	136

Income before income taxes	8,135	7,871	3%	18,151	18,641	(3)

Income tax expense	2,806	135	N/M	6,262	286	N/M

Net income	$5,329	$7,736	(31%)	$11,889	$18,355	(35%)

Net income per share:
Basic	$0.10	$0.15		$0.23	$0.36
Diluted	$0.10	$0.14		$0.22	$0.34

Weighted average number of shares outstanding:

Basic	52,476	51,404		52,393	51,111
Diluted	54,831	54,567		54,745	53,241

* The Company operates on a 13 week fiscal quarter that ends on the Sunday closest to June 30th.
N/M - Percentage change is not meaningful

APAC Customer Services, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	July 4,	January 3
Assets	2010 *	2010 **
	(Unaudited)
Current Assets:
Cash and cash equivalents	$45,416	$20,557
Accounts receivable, net	36,540	45,358
Deferred tax assets, current	9,045	14,593
Other current assets	8,508	6,323
Total current assets	99,509	86,831

Property and equipment, net	24,796	25,653

Goodwill and intangibles, net	13,485	14,366

Deferred tax assets, non-current	10,170	10,170
Other assets	1,742	1,585

Total assets	$149,702	$138,605

Liabilities and Shareholders' Equity

Current Liabilities:
Capital leases - current portion	$505	$397
Accounts payable	2,395	2,770
Income taxes payable	-	365
Accrued payroll and related items	20,227	21,964
Accrued liabilities	10,384	9,190
Total current liabilities	33,511	34,686

Other non-current liabilities	3,170	4,171

Commitments and contingencies	-	-

Total shareholders' equity	113,021	99,748

Total liabilities and shareholders' equity	$149,702	$138,605

* The Company operates on a 13 week fiscal quarter that ends on the Sunday closest to June 30th.
** The Company operates on a 52/53 week fiscal year that ends on the Sunday closest to December 31st.

APAC Customer Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Twenty-Six Weeks Ended *
	July 4,	June 28,
	2010	2009

Operating activities:
Net income	$11,889	$18,355
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	6,071	5,782
Deferred income taxes	5,548	-
Stock compensation expense	1,195	219
Amortized gain on sale leaseback	(52)	(47)
Gain on sale of property and equipment	(1)	(1)
Income taxes payable	(365)	283
Changes in operating assets and liabilities	4,676	(6,473)
Net cash provided by operating activities	28,961	18,118

Investing activities:
Purchases of property and equipment, net	(3,968)	(5,467)
Net proceeds from sale of property and equipment	1	1
Net cash used in investing activities	(3,967)	(5,466)

Financing activities:
Net payments under revolving credit facility	-	(6,100)
Payment of capital lease obligations	(332)	(16)
Stock option transactions, including related excess income tax benefits	533	1,771
Net cash provided by (used in) financing activities	201	(4,345)

Effect of exchange rate changes on cash	(336)	680

Net increase in cash and cash equivalents	24,859	8,987
Cash and cash equivalents:
Beginning balance	20,557	618

Ending balance	$45,416	$9,605

* The Company operates on a 13 week fiscal quarter that ends on the Sunday closest to June 30th.

APAC Customer Services, Inc. and Subsidiaries
Selected Financial and Statistical Information
(Dollars in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended (1)			Twenty-Six Weeks Ended (1)

	July 4,	June 28,		July 4,	June 28,
	2010	2009	Fav (Unfav)	2010	2009	Fav (Unfav)

Selected Financial Information:

Revenue	77,386	66,042	17%	162,640	139,288	17%

Net income	5,329	7,736	(31%)	11,889	18,355	(35%)

EBITDA (2)	11,087	10,777	3%	24,207	24,465	(1%)

Statistical Information:

Number of customer care centers	15	13	2	15	13	2

End of period number of seats:
Domestic	6,267	5,396	871	6,267	5,396	871
International	4,222	3,707	515	4,222	3,707	515
Total	10,489	9,103	1,386	10,489	9,103	1,386

See attached Notes to Selected Financial and Statistical Information

Notes to Selected Financial and Statistical Information

(1)	The Company operates on a 13 week fiscal quarter that ends on the Sunday closest to June 30th.

(2)	The Company defines EBITDA as net income plus income tax expense (benefit), depreciation and amortization, and interest expense.

EBITDA is a measure used by the Company’s lenders, investors and analysts to evaluate its financial performance and its ability to pay interest and repay debt. This measure is also indicative of the Company’s ability to fund the capital investments necessary for its continued growth. The Company uses this measure, together with its GAAP financial metrics, to assess its financial performance, allocate resources, measure its performance against debt covenants, and evaluate its overall progress towards meeting its long-term financial objectives.

EBITDA is not intended to be considered in isolation or as a substitute for net income or cash flow from operations data presented in accordance with GAAP or as a measure of liquidity. The items excluded from EBITDA are significant components of the Company’s statement of operations and must be considered in performing a comprehensive assessment of its overall financial results.

EBITDA can be reconciled to net income, which the Company believes to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended

	July 4, 2010	June 28, 2009	July 4, 2010	June 28, 2009

Net income	$5,329	$7,736	$11,889	$18,355
Interest (income) expense	(7)	(47)	(15)	42
Income tax expense	2,806	135	6,262	286
Depreciation and amortization	2,959	2,953	6,071	5,782
EBITDA	$11,087	$10,777	$24,207	$24,465

CONTACT:
APAC Customer Services, Inc.
Andrew B. Szafran, 847-374-1949
Senior Vice President and Chief Financial Officer
ABSzafran@APACMail.com
or
Lippert/Heilshorn & Associates
Harriet Fried / Jody Burfening, 212-838-3777
HFried@lhai.com